Exhibit 99.1

CONTACT:       Investor Relations       (214) 792-4415

SOUTHWEST AIRLINES REPORTS FOURTH QUARTER PROFIT AND
37TH CONSECUTIVE YEAR OF PROFITABILITY

DALLAS, TEXAS – January 21, 2010 – Southwest Airlines (NYSE:LUV) today reported its fourth quarter and full year 2009 results.  Net income for fourth quarter 2009 was $116 million, or $.16 per diluted share, compared to a net loss of $56 million, or $.08 loss per diluted share, for fourth quarter 2008.   Fourth quarter 2009 results included special items (net of profitsharing and taxes) of $42 million, related to non-cash, mark-to-market gains and other items associated with a portion of the Company’s fuel hedge portfolio.  Excluding special items for both years, fourth quarter 2009 net income was $74 million, or $.10 per diluted share, compared to $61 million, or $.08 per diluted share, in fourth quarter 2008.  The fourth quarter 2009 results, excluding special items, of $.10 per diluted share exceeded Thomson's First Call mean estimate of $.07 per diluted share.   Additional information regarding special items is included in this release and in the accompanying reconciliation tables.
For the full year 2009, net income was $99 million, or $.13 per diluted share, compared to $178 million, or $.24 per diluted share, for full year 2008.  Full year 2009 results included special items (net of profitsharing and taxes) consisting of a $35 million charge recorded in third quarter 2009, relating to the Company's voluntary early-out program and a net loss of $9 million, relating to non-cash, mark-to-market and other items associated with a portion of the Company’s fuel hedge portfolio.  Excluding special items for both years, full year 2009 net income was $143 million, or $.19 per diluted share, compared to $294 million, or $.40 per diluted share, for full year 2008.
Gary C. Kelly, CEO, stated: “In what has been, perhaps, the most difficult revenue environment the airline industry has ever faced, we are extremely proud to report our 2009 earnings, which represents our 37th consecutive year of profitability.  To report any profit in these times is a major accomplishment, and I could not be more proud of our Employees who worked so hard to finish the year strong with a fourth quarter and full year profit.   Our People responded swiftly and successfully to the dramatic fall-off in demand for business travel precipitated by the recession.  We introduced and implemented new products, programs, and processes, some that were unplanned at the start of last year, to drive revenues and enhance our already strong Brand and Customer Experience.  We made significant advancements in our revenue management and network optimization capabilities; opened four new cities; introduced EarlyBird Check-in; implemented changes to our Unaccompanied Minor program; introduced our Pets Are Welcome on Southwest product; introduced the initial phases of a new and improved southwest.com; and made major advancements in our core technology to support future Rapid Rewards program upgrades and international codesharing.
"With our successful Bags Fly Free program and every day low fares, we bring tremendous value to our Customers.  We estimate our share of the domestic market rose at least one percent in 2009, despite offering fewer seats in 2009.  Our monthly load factors have been at record levels since July 2009, beating long-standing records, and our unit revenue trends continue to significantly outperform the industry, with a fourth quarter year-over-year increase of 7.4 percent.  Despite record load factors, we had an exceptional year of operations, delivering superb Customer Service.  According to the most current statistics published by the U.S. Department of Transportation, we consistently rank at the top for Customer Satisfaction for having the lowest Customer complaint ratio.  During 2009, we also achieved among the highest marks for our Ontime Performance, and we had fewer flight cancellations than 2008's outstanding performance, canceling less than one percent of all flights scheduled.   In addition, our mishandled baggage numbers improved dramatically in 2009 and are among the best in our history.   With strong revenue and booking trends continuing thus far into 2010, we expect another year-over-year increase in unit revenue for first quarter 2010.
"While we will continue our disciplined route strategy, and currently do not have plans to grow capacity in 2010, we were still able to expand our cities served in 2009 without adding aircraft due to our successful route optimization efforts.  Minneapolis/St. Paul, New York LaGuardia, Boston Logan, and Milwaukee are all 2009 additions and off to a great start, and we continue to grow important existing markets like St. Louis and Denver.  We are excited to announce today that we will be adding four additional flights to/from Denver beginning on June 13.  The new service includes one additional flight to each of the following four markets that we already serve from Denver: Ft. Lauderdale, Boise, Ontario, and Houston Hobby.  We are pleased with the results of our expansion efforts and look forward to expanding into Panama City Beach, Florida in May 2010.
 “While fuel prices remain high, fourth quarter 2009 economic fuel costs decreased 3.1 percent year-over-year to $2.20 per gallon, including taxes, even with approximately $42 million in unfavorable cash settlements from derivative contracts.  Excluding fuel and special items, our fourth quarter 2009 unit costs increased 8.6 percent from the same period a year ago, as expected, largely due to a 7.7 percent decline in fourth quarter year-over-year capacity.  Based on current cost trends and an estimated five to six percent decline in first quarter year-over-year capacity, we anticipate first quarter 2010 unit costs, excluding fuel, will exceed fourth quarter 2009’s 7.45 cents.  With cost pressures associated with no available seat mile growth for the full year 2010, we will increase our focus on productivity to protect our low cost advantage and Low Fare Brand.
“We continue to actively manage our fuel hedge portfolio and related program costs in this volatile fuel environment, and we recently restructured our 2010 fuel hedging positions, which provides insurance against fuel cost increases in this uncertain time.  We currently have derivative contracts in place for approximately 50 percent of our estimated 2010 fuel consumption at prices up to approximately $100 per barrel.  We recently sold call options, which decreased our protection to effectively 20 percent of estimated consumption if market prices settle in the $100 to $120 per barrel range.  We added another layer of purchased call options to increase our protection to approximately 40 percent of estimated consumption if market prices exceed $120 per barrel.  Based on our current 2010 fuel hedge position and market prices (as of January 20, 2010), the estimated economic fuel costs, including fuel taxes, for first quarter is approximately $2.35 per gallon.  With the recent modifications to our hedge portfolio, we have lowered our first quarter 2010 expected hedging premium costs (included in "Other (gains) losses, net") to approximately $30 million, which is $15 million lower than the premium costs incurred in fourth quarter 2009.
  “There is no doubt 2010 will be another challenging year.  Thus far, the economic recovery is tepid, and we expect record high hedged jet fuel prices for the Company, given the current market and our hedge position.  With the significant actions we have taken to grow revenues, strengthen liquidity, manage our fuel hedge portfolio, and enhance productivity, combined with our powerful Low Fare Brand and value proposition position, we believe we are well prepared for another challenging year.  There is also no doubt, in my mind, our People did an extraordinary job in aggressively adjusting to a rapidly deteriorating demand environment.  To produce a profit, without sacrificing our Culture or our Customer Service, was truly remarkable.  While it was our 37th consecutive year of profits, it was also our 39th consecutive year of job security.  Not surprisingly, others noticed as there were numerous recognitions and honors the Company received throughout the year."

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2009 recognitions and honors include:
•
Named the seventh most admired Company in FORTUNE magazine’s ranking of the 50 Most Admired Companies in the World; the only U.S. airline to make the list and the 13th consecutive year that Southwest has been named to the Most Admired List

•	Named the top U.S. airline on the University of Michigan’s American Customer Satisfaction Index (ACSI)
•	Ranked among the top ten companies in MSN Money’s Customer Service Hall of Fame
•
Recognized as Favorite Domestic Airline and ranked number one in Best Customer Service, Best Airfare Prices, Best On-Time Service, Best Baggage Service, and Best Value Frequent Flier Program, among others, in the 2009 Reader’s Choice Awards by Smarter Travel

•	Topped the list of the 50 best U.S. places to work by Glassdoor.com
•	Recognized as the Best Domestic Value and having the Best Luggage Policy and Top Website in the 2009 Airline Survey conducted by Zagat
•	Named Best Domestic Airline, Best Domestic Airline Customer Service, and Best Low Cost Carrier by Executive Travel magazine’s 2009 Leading Edge Awards
•	Named Best Low Cost/No Frills Airline in the 2009 OAG Airline Industry Awards
•
Southwest Airlines’ Rapid Rewards program was again honored in InsideFlyer magazine’s 2009 Annual Freddie Awards for Best Award Redemption, a distinction awarded to Southwest every year since the category was introduced in 1998

•	Included in BusinessWeek’s ranking of the 50 Most Innovative Companies in the World
•	Ranked by Institutional Investor Magazine as America’s Most Shareholder Friendly Company in the consumer-airlines segment
•	Ranked in the top 200 and highest among airlines in the Newsweek Green Ranking of the 500 largest publicly traded companies in the U.S.
•	For the third year in a row, NutsAboutSouthwest.com took home the honor of “Best Blog” at the PR News Platinum Awards
Southwest will discuss its fourth quarter 2009 results on a conference call at
11:30 a.m. Eastern Time today.  A live broadcast of the conference call will be available at http://www.southwest.com/.

Operating Results
Total operating revenues for fourth quarter 2009 decreased 0.8 percent to $2.7 billion compared to fourth quarter 2008, while total operating expenses decreased 4.5 percent to $2.5 billion.  Operating income for fourth quarter 2009 was $167 million, compared to operating income of $70 million in fourth quarter 2008.  Excluding special items, operating income increased 32.0 percent in fourth quarter 2009 to $198 million, compared to $150 million in fourth quarter 2008.
Operating revenues for the year ended December 31, 2009, decreased 6.1 percent from 2008 to $10.4 billion, while operating expenses decreased 4.6 percent to $10.1 billion. Operating income for 2009 was $262 million, compared to $449 million last year.  Excluding special items, operating income for 2009 was $540 million, a decrease of 15.1 percent compared to last year.
"Other expenses" were $98 million for the year ended December 31, 2009, compared to $171 million for the same period in 2008.  This $73 million decrease in “Other expenses” primarily resulted from a $146 million favorable swing in other (gains) losses partially offset by a $56 million increase in interest expense from financing transactions the Company completed in late 2008 and during 2009.  “Other gains” of $54 million were recognized in 2009, compared to $92 million in “other losses” in 2008.  In both periods, these “other (gains) losses” primarily resulted from unrealized gains/losses associated with fuel derivatives.  The cost of the Company’s hedging program (the premium costs of derivative contracts) was $148 million in 2009 and $69 million in 2008, which is also included in "other (gains) losses”.  Interest income also decreased by $13 million versus the prior year primarily due to lower market interest rates and lower rates earned from more conservative investments.  Lower Boeing aircraft progress payments also generated less capitalized interest in 2009 compared to prior year.
            The full year 2009 income tax rate was approximately 40 percent compared to a rate of 36 percent for full year 2008.  The 2008 rate reflects a $12 million benefit related to a change in Illinois state income tax laws.
Net cash provided by operations for 2009 was $985 million, substantially driven by the $99 million in net income and $616 million in noncash depreciation and amortization expense. Capital expenditures for 2009 were $585 million.  During 2009, the Company completed several financing transactions to significantly boost its liquidity, including $381 million from the sale and leaseback of eleven 737-700 aircraft and $455 million in proceeds from secured term loan agreements.  The Company repaid $183 million in debt during 2009 and has $190 million in current maturities of long-term debt in 2010, of which $75 million is expected to be repaid by tendering certain investments held in auction rate securities.  During 2009, the Company also repaid the $400 million it had borrowed during 2008 under its revolving credit agreement.  In addition to a fully available, unsecured, revolving credit facility of $600 million, as of yesterday, the Company had approximately $2.4 billion in cash and short-term investments, which excludes $335 million in cash collateral held by its fuel hedge counterparties.
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Specific forward-looking statements include, without limitation, statements relating to (i) the Company’s growth plans and operating strategies and related expectations; (ii) its initiatives to control costs; (iii) its fleet plans; and (iv) its expectations regarding future results of operations. These forward-looking statements are based on the Company's current intent, expectations, and projections and are not guarantees of future performance.  These statements involve risks, uncertainties, assumptions, and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them.  Factors include, among others, (i) the price and availability of aircraft fuel, the impact of hedge accounting, and any changes to the Company’s strategies for addressing fuel price volatility; (ii) continued economic uncertainty, which could continue to impact the demand for air travel; (iii) the impact of fuel prices and economic conditions on the Company’s overall business plan and strategies; (iv) competitor capacity decisions; and (v) other factors, as described in the Company's filings with the Securities and Exchange Commission, including the detailed factors discussed under the heading "Risk Factors" in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, and under the heading “Forward-looking statements” in the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009, and September 30, 2009.

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SOUTHWEST AIRLINES CO.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(in millions, except per share amounts)
(unaudited)

	Three months ended			Year ended
	December 31,			December 31,
			Percent			Percent
	2009	2008	Change	2009	2008	Change

OPERATING REVENUES:
Passenger	$2,584	$2,622	(1.4)	$9,892	$10,549	(6.2)
Freight	31	37	(16.2)	118	145	(18.6)
Other	97	75	29.3	340	329	3.3
Total operating revenues	2,712	2,734	(0.8)	10,350	11,023	(6.1)

OPERATING EXPENSES:
Salaries, wages, and benefits	861	846	1.8	3,468	3,340	3.8
Fuel and oil	794	918	(13.5)	3,044	3,713	(18.0)
Maintenance materials and repairs	162	198	(18.2)	719	721	(0.3)
Aircraft rentals	46	39	17.9	186	154	20.8
Landing fees and other rentals	182	165	10.3	718	662	8.5
Depreciation and amortization	154	154	-	616	599	2.8
Other operating expenses	346	344	0.6	1,337	1,385	(3.5)
Total operating expenses	2,545	2,664	(4.5)	10,088	10,574	(4.6)

OPERATING INCOME	167	70	138.6	262	449	(41.6)

OTHER EXPENSES (INCOME):
Interest expense	46	34	35.3	186	130	43.1
Capitalized interest	(5)	(5)	-	(21)	(25)	(16.0)
Interest income	(3)	(7)	(57.1)	(13)	(26)	(50.0)
Other (gains) losses, net	(56)	131	n.a.	(54)	92	n.a.
Total other expenses (income)	(18)	153	n.a.	98	171	n.a.

INCOME (LOSS) BEFORE INCOME TAXES	185	(83)	n.a.	164	278	(41.0)
PROVISION (BENEFIT) FOR INCOME TAXES	69	(27)	n.a.	65	100	(35.0)

NET INCOME (LOSS)	$116	$(56)	n.a.	$99	$178	(44.4)

NET INCOME (LOSS) PER SHARE:
Basic	$.16	$(.08)		$.13	$.24
Diluted	$.16	$(.08)		$.13	$.24

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	742	740		741	735
Diluted	742	740		741	739

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SOUTHWEST AIRLINES CO.
RECONCILIATION OF REPORTED AMOUNTS TO NON-GAAP ITEMS (SEE NOTE REGARDING USE OF NON-GAAP FINANCIAL MEASURES)
(in millions, except per share amounts)
(unaudited)

	Three Months Ended			Year Ended
	December 31,			December 31,
			Percent			Percent
	2009	2008	Change	2009	2008	Change

Fuel and oil expense - unhedged	$721	$870		$2,577	$4,819
Less: Fuel hedge (gains) losses included in fuel and oil expense	73	48		467	(1,106)
Fuel and oil expense - GAAP	$794	$918	(13.5)	$3,044	$3,713	(18.0)
Add/(Deduct): Net impact from fuel contracts (1)	(31)	(80)		(222)	(187)
Fuel and oil expense - economic	$763	$838	(8.9)	$2,822	$3,526	(20.0)

Operating income, as reported	$167	$70		$262	$449
Add/(Deduct): Net impact from fuel contracts (1)	31	80		222	187
Operating income - economic	$198	$150		$484	$636
Add: Charge from voluntary early-out program, net	-	-		56	-
Operating income, non-GAAP	$198	$150	32.0	$540	$636	(15.1)

Other (gains) losses, net, as reported	$(56)	$131		$(54)	$92
Add/(Deduct): Net impact from fuel contracts (1)	96	(110)		208	(19)
Other losses, net, non-GAAP	$40	$21	90.5	$154	$73	111.0

Net income (loss), as reported	$116	$(56)		$99	$178
Add/(Deduct): Net impact from fuel contracts (1)	(65)	190		14	206
Income tax impact of fuel contracts	23	(73)		(5)	(78)
	$74	$61		$108	$306
Add: Charge from voluntary early-out program, net	-	-		35	-
Add (Deduct): Change in Illinois state income tax law, net	-	-		-	(12)
Net income, non-GAAP	$74	$61	21.3	$143	$294	(51.4)

Net income (loss) per share, diluted, as reported	$.16	$(.08)		$.13	$.24
Add/(Deduct): Net impact from fuel contracts	(.06)	.16		.02	.17
	$.10	$.08		$.15	$.41
Add: Impact of special items, net	-	-		.04	(.01)
Net income per share, diluted, non-GAAP	$.10	$.08	25.0	$.19	$.40	(52.5)

(1) See Reconciliation of Impact from Fuel Contracts

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SOUTHWEST AIRLINES CO.
RECONCILIATION OF IMPACT FROM FUEL CONTRACTS (SEE NOTE REGARDING USE OF NON-GAAP FINANCIAL MEASURES)
(in millions)
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008

Fuel & Oil Expense
Add/(Deduct): Reclassification between Fuel & Oil and Other (gains)
losses, net, associated with current period settled contracts	$(3)	$(3)	$(38)	$(80)
Add/(Deduct): Contracts settling in the current period, but for which gains
and/or (losses) have been recognized in a prior period*	(27)	(80)	(181)	(141)
Add/(Deduct): Contracts settling in the current period, but for which the
underlying hedged fuel has not yet been consumed	-	3		3
Add/(Deduct): Contracts settling in a prior period, but for which the
underlying hedged fuel has been consumed in the current period	(1)	-	(3)	31
Impact from fuel contracts to Fuel & Oil Expense	$(31)	$(80)	$(222)	$(187)

Operating Income
Add/(Deduct): Reclassification between Fuel & Oil and Other (gains)
losses, net, associated with current period settled contracts	$3	$3	$38	$80
Add/(Deduct): Contracts settling in the current period, but for which gains
and/or (losses) have been recognized in a prior period*	27	80	181	141
Add/(Deduct): Contracts settling in the current period, but for which the
underlying hedged fuel has not yet been consumed	-	(3)	-	(3)
Add/(Deduct): Contracts settling in a prior period, but for which the
underlying hedged fuel has been consumed in the current period	1	-	3	(31)
Impact from fuel contracts to Operating Income	$31	$80	$222	$187

Other (gains) losses
Add/(Deduct): Mark-to-market impact from fuel contracts
settling in future periods	$56	$(51)	$73	$7
Add/(Deduct): Ineffectiveness from fuel hedges settling in future periods	37	(62)	97	(106)
Add/(Deduct): Reclassification between Fuel & Oil and Other (gains)
losses, net, associated with current period settled contracts	3	3	38	80
Impact from fuel contracts to Other (gains) losses	$96	$(110)	$208	$(19)

Net Income
Add/(Deduct): Mark-to-market impact from fuel contracts
settling in future periods	$(56)	$51	$(73)	$(7)
Add/(Deduct): Ineffectiveness from fuel hedges settling in future periods	(37)	62	(97)	106
Add/(Deduct): Other net impact of fuel contracts settling in the
current or a prior period (excluding reclassifications)	28	77	184	107
Impact from fuel contracts to Net income **	$(65)	$190	$14	$206

* As a result of prior hedge ineffectiveness and/or contracts marked to market through earnings
** Excludes income tax impact of unrealized items

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SOUTHWEST AIRLINES CO.
COMPARATIVE CONSOLIDATED OPERATING STATISTICS
(unaudited)

	Three months ended			Year ended
	December 31,			December 31,
	2009	2008	Change	2009	2008	Change

Revenue passengers carried	21,498,778	20,788,058	3.4%	86,310,229	88,529,234	(2.5)%
Enplaned passengers	25,386,440	23,974,845	5.9%	101,338,228	101,920,598	(0.6)%
Revenue passenger miles (RPMs) (000s)	18,175,024	17,265,177	5.3%	74,456,710	73,491,687	1.3%
Available seat miles (ASMs) (000s)	23,505,932	25,455,786	(7.7)%	98,001,550	103,271,343	(5.1)%
Load factor	77.3%	67.8%	9.5 pts.	76.0%	71.2%	4.8 pts.
Average length of passenger haul (miles)	845	831	1.7%	863	830	4.0%
Average aircraft stage length (miles)	632	638	(0.9)%	639	636	0.5%
Trips flown	272,740	292,392	(6.7)%	1,125,111	1,191,151	(5.5)%
Average passenger fare	$120.21	$126.12	(4.7)%	$114.61	$119.16	(3.8)%
Passenger revenue yield per RPM (cents)	14.22	15.19	(6.4)%	13.29	14.35	(7.4)%
Operating revenue yield per ASM (cents)	11.54	10.74	7.4%	10.56	10.67	(1.0)%
CASM, GAAP (cents)	10.83	10.47	3.4%	10.29	10.24	0.5%
CASM, GAAP excluding fuel (cents)	7.45	6.86	8.6%	7.19	6.64	8.3%
CASM, excluding special items (cents)	10.70	10.15	5.4%	10.01	10.06	(0.5)%
CASM, excluding fuel and special items (cents)	7.45	6.86	8.6%	7.13	6.64	7.4%
Fuel costs per gallon, including fuel tax (unhedged)	$2.08	$2.36	(11.9)%	$1.80	$3.18	(43.4)%
Fuel costs per gallon, including fuel tax (GAAP)	$2.29	$2.49	(8.0)%	$2.12	$2.44	(13.1)%
Fuel costs per gallon, including fuel tax (economic)	$2.20	$2.27	(3.1)%	$1.97	$2.32	(15.1)%
Fuel consumed, in gallons (millions)	345	368	(6.3)%	1,428	1,511	(5.5)%
Fulltime equivalent Employees at period-end *	34,726	35,506	(2.2)%	34,726	35,506	(2.2)%
Aircraft in service at period-end	537	537	0.0%	537	537	0.0%

CASM (unit costs) - Operating expenses per ASM
RASM (unit revenue) - Operating revenue yield per ASM
* Headcount is defined as "Active" fulltime equivalent Employees for both periods presented.

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SOUTHWEST AIRLINES CO.
CONDENSED CONSOLIDATED BALANCE SHEET
(in millions)
(unaudited)

	December 31,	December 31,
	2009	2008

ASSETS
Current assets:
Cash and cash equivalents	$1,114	$1,368
Short-term investments	1,479	435
Accounts and other receivables	169	209
Inventories of parts and supplies, at cost	221	203
Deferred income taxes	291	365
Prepaid expenses and other current assets	84	73
Total current assets	3,358	2,653

Property and equipment, at cost:
Flight equipment	13,719	13,722
Ground property and equipment	1,922	1,769
Deposits on flight equipment purchase contracts	247	380
	15,888	15,871
Less allowance for depreciation and amortization	5,254	4,831
	10,634	11,040
Other assets	277	375
	$14,269	$14,068

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$746	$668
Accrued liabilities	696	1,012
Air traffic liability	1,044	963
Current maturities of long-term debt	190	163
Total current liabilities	2,676	2,806

Long-term debt less current maturities	3,325	3,498
Deferred income taxes	2,207	1,904
Deferred gains from sale and leaseback of aircraft	102	105
Other noncurrent liabilities	493	802
Stockholders' equity:
Common stock	808	808
Capital in excess of par value	1,216	1,215
Retained earnings	4,983	4,919
Accumulated other comprehensive loss	(578)	(984)
Treasury stock, at cost	(963)	(1,005)
Total stockholders' equity	5,466	4,953
	$14,269	$14,068

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SOUTHWEST AIRLINES CO.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(in millions)
(unaudited)
	Three months ended		Year ended
	December 31,		December 31,
	2009	2008	2009	2008

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$116	$(56)	$99	$178
Adjustments to reconcile net income (loss) to
cash provided by operating activities:
Depreciation and amortization	154	154	616	599
Unrealized (gain) loss on fuel derivative instruments	(65)	190	14	206
Deferred income taxes	69	(25)	72	56
Amortization of deferred gains on sale and
leaseback of aircraft	(1)	(3)	(12)	(12)
Share-based compensation expense	3	5	13	18
Excess tax benefits (obligations) from share-based
compensation arrangements	4	-	(1)	-
Changes in certain assets and liabilities:
Accounts and other receivables	56	176	40	71
Other current assets	(20)	78	(27)	(21)
Accounts payable and accrued liabilities	101	(53)	59	(98)
Air traffic liability	(170)	(312)	81	32
Cash collateral received from (provided to) fuel
derivative counterparties	95	(2,735)	(90)	(2,240)
Other, net	150	49	121	(310)
Net cash provided by (used in) operating activities	492	(2,532)	985	(1,521)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment, net	(115)	(158)	(585)	(923)
Purchases of short-term investments	(1,308)	(1,645)	(6,106)	(5,886)
Proceeds from sales of short-term investments	1,165	2,260	5,120	5,831
Other, net	-	-	2	-
Net cash provided by (used in) investing activities	(258)	457	(1,569)	(978)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of long-term debt	-	400	455	1,000
Proceeds from credit line borrowing	-	91	83	91
Proceeds from Revolving credit facility	-	400	0	400
Proceeds from the sale and leaseback transactions	-	173	381	173
Proceeds from Employee stock plans	9	3	20	117
Payments of long-term debt and capital lease obligations	(22)	(14)	(86)	(55)
Payments of revolving credit facility	-	-	(400)	-
Payment of credit line borrowing	(7)	-	(97)	-
Payments of cash dividends	-	-	(13)	(13)
Repurchase of common stock	-	-	-	(54)
Excess tax benefits (obligations) from share-based
compensation arrangements	(4)	-	1	-
Other, net	2	-	(14)	(5)
Net cash provided by (used in) financing activities	(22)	1,053	330	1,654

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	212	(1,022)	(254)	(845)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	902	2,390	1,368	2,213

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$1,114	$1,368	$1,114	$1,368

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SOUTHWEST AIRLINES CO.
BOEING 737-700 DELIVERY SCHEDULE
AS OF JANUARY 20, 2010

			Purchase
	Firm	Options	Rights	Total

2010	10			10
2011	10	7		17
2012	13	10		23
2013	19	4		23
2014	13	7		20
2015	14	3		17
2016	12	11		23
2017		17		17
Through 2018			54	54
Total	91	59	54	204

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NOTE REGARDING USE OF NON-GAAP FINANCIAL MEASURES

The Company’s financial statements are prepared in accordance with Generally Accepted Accounting Principles (GAAP).  These GAAP financial statements include unrealized non-cash adjustments and reclassifications, which can be significant, as a result of accounting requirements and elections made under Accounting Standards Codification Topic 815 (ASC 815, originally issued as SFAS 133).

As a result, the Company also provides financial information included in this press release that was not prepared in accordance with GAAP and should not be considered as an alternative to the information prepared in accordance with GAAP.  The Company provides supplemental non-GAAP financial information that it has termed “economic”, which the Company’s management utilizes to evaluate its ongoing financial performance and the Company believes provides greater transparency to investors as supplemental information to its GAAP results.  The Company’s economic financial results differ from GAAP results in that they only include the actual cash settlements from fuel hedge contracts—all reflected within Fuel and oil expense in the period of settlement.  Thus, Fuel and oil expense on an economic basis reflects the Company’s actual net cash outlays for Fuel during the applicable period, inclusive of settled fuel derivative contracts.  Any net premium costs paid related to option contracts are reflected as a component of Other (gains) losses, net, for both GAAP and non-GAAP purposes.  These economic results provide a better measure of the impact of the Company’s fuel hedges on its operating performance and liquidity since they exclude the unrealized, noncash adjustments and reclassifications that are recorded in GAAP results in accordance with ASC 815, and they reflect all cash settlements related to fuel derivative contracts within Fuel and oil expense. This enables the Company’s management, as well as investors, to consistently assess its operating performance on a year-over-year or quarter-over-quarter basis after considering all programs in place to curtail fuel expense.  However, because these measures are not determined in accordance with GAAP, such measures are susceptible to varying calculations and not all companies calculate the measures in the same manner. As a result the aforementioned measures as presented may not be directly comparable to similarly titled measures presented by other companies.

Further information on (i) the Company’s fuel hedging program, (ii) the requirements and accounting associated with ASC 815, and (iii) the causes of hedge ineffectiveness and/or mark-to-market gains or losses from derivative instruments is included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

In addition to its ‘economic’ financial measures as defined above, the Company has also provided other non-GAAP financial measures as a result of non-recurring items that the Company believes are not indicative of its ongoing operations.  These include 1) charges associated with Freedom ’09, an early retirement option offered to Employees resulting in a one-time third quarter 2009 charge, and 2) an adjustment to the Company’s first quarter 2008 income tax provision due to a change in Illinois State income tax laws.  The Company also believes that evaluation of its financial performance can be enhanced by a presentation of results that exclude the impact of these non-recurring items in order to evaluate results on a comparative basis with results in the current or prior periods that did not include such items and as a basis for expected operating results in future periods.

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